Exhibit (a)(5)(c)

U.S. Well Services Announces Preliminary Results of Public Warrant Exchange Offer

HOUSTON, TEXAS (April 12, 2019) — U.S. Well Services, Inc. (Nasdaq: USWS, USWSW) (the “Company,” “we” or “our”) today announced the preliminary results of its previously announced offer to exchange (“Offer to Exchange”) 0.13 shares of the Company’s Class A common stock (“Class A Common Stock”) for each outstanding Public Warrant originally issued in a registered offering. This exchange ratio equates to approximately one share of Class A Common Stock for every 7.69 Public Warrants tendered. The Offer to Exchange expired at 5:30 p.m., Eastern Time, on April 11, 2019. Based on information provided by Continental Stock Transfer & Trust Company, the depositary for the Offer to Exchange, a total of 10,140,414 Public Warrants were properly tendered and not properly withdrawn prior to the expiration of the Offer to Exchange, including 2,665,676 Public Warrants that were tendered through notice of guaranteed delivery. The Company expects to accept for exchange all such Public Warrants and expects to issue an aggregate of approximately 1,318,254 Class A Shares in exchange for the Public Warrants tendered, representing approximately 2.0% of the Class A and Class B Shares outstanding after such issuance.

The number of Public Warrants tendered and not withdrawn are preliminary and are subject to verification by the depositary and the proper delivery of all Public Warrants tendered (including Public Warrants tendered pursuant to guaranteed delivery procedures). The actual number of Public Warrants properly tendered and not properly withdrawn will be announced promptly following the guaranteed delivery period and completion of the verification process. Delivery of the Shares to be issued in exchange for the Public Warrants will be made promptly.

Morrow Sodali is acting as the Information Agent for the Offer to Exchange. For questions and information, please call the Information Agent toll-free at (855) 291-6792 (banks and brokerage firms, please call (203) 658-9400).

About U.S. Well Services, Inc.

U.S. Well Services, Inc. is a leading provider of hydraulic fracturing services and a market leader in electric fracture stimulation. The Company’s patented electric frac technology provides one of the first fully electric, mobile well stimulation systems powered by locally-supplied natural gas, including field gas sourced directly from the wellhead. The Company’s electric frac technology dramatically decreases emissions and sound pollution while generating exceptional operational efficiencies, including significant customer fuel cost savings versus conventional diesel fleets. For more information visit: www.uswellservices.com. Information on our website is not part of this release.

Forward-Looking Statements

In addition to historical information, this release may contain a number of “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include, without limitation, information concerning completion of the Offer to Exchange and the impact of completion of the Offer to Exchange. These statements are based on the Company’s management’s current expectations and beliefs, as well as a number of assumptions concerning future events. When used in this press release, the words “may,” “expect,” “estimate,” “project,” “purpose,” “plan,” “believe,” “intend,” “anticipate,” “will,” “continue,” “potential,” “should,” “could,” and similar terms and phrases are intended to identify forward-looking statements. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, they do involve certain assumptions, risks and uncertainties. These forward-looking statements represent the Company’s current expectations or beliefs concerning future events, and it is possible that the results described in this release will not be achieved. These forward-looking statements are subject to certain risks, uncertainties and assumptions, including those identified in this release or disclosed from time to time in the Company’s filings with the Securities and Exchange Commission (the “SEC”). Factors that could cause actual results to differ from the Company’s expectations include changes in market conditions, actions by holders of Public Warrants and other investors, changes in commodity prices, changes in supply and demand for oil and gas, changes in demand for our services, availability of financing and capital, the Company’s liquidity, the Company’s compliance with covenants under its credit agreements, and other factors described in the Company’s public disclosures and filings with the SEC, including those described under “Item 1A. Risk Factors” in our annual report on Form 10-K filed with the SEC on March 14, 2019. As a result of these factors, actual results may differ materially from those indicated or implied by forward-looking statements.

Any forward-looking statement speaks only as of the date on which it is made, and, except as required by law, the Company does not undertake any obligation to update or revise any forward- looking statement, whether as a result of new information, future events or otherwise.

Contacts:

U. S. Well Services

Kyle O’Neill – CFO

(832) 562-3730

IR@uswellservices.com

Dennard Lascar Investor Relations

Ken Dennard / Lisa Elliott

(713) 529-6600

USWS@dennardlascar.com